UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2005
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 8.01 Other Events

The following release was issued by Caterpillar on October 19, 2005.

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FOR IMMEDIATE RELEASE
October 19, 2005

General Motors Europe and Caterpillar Logistics Services enter into a Joint Venture

Joint management of parts and accessories distribution centers in Germany and Italy will lead to higher performance

Peoria, IL and Zurich, Switzerland - General Motors Europe (GME) and Caterpillar Logistics Services, Inc. (Cat Logistics), a wholly owned subsidiary of Caterpillar Inc., have reached a ten-year agreement to form Caterpillar Logistics Supply Chain Services GmbH, a joint venture company.

This project is part of GME’s comprehensive restructuring program announced last fall.

Serving as a third party logistics provider, the joint venture will implement Cat Logistics’ industry best practices to deliver aftersales warehouse productivity increases, ultimately having a positive impact on service levels and the financial performance of GME’s supply chain.

The joint venture will be responsible for operations at GME’s parts and accessories distribution facilities in Bochum and Rüsselsheim, Germany, and Rome, Italy. By December 1st, 2005, approximately 100 employees from GME’s Italian warehouse will transition to the joint venture. By February 1st, 2006, another 1,100 employees from GME’s German facilities will follow.

“Cat Logistics has long been recognized for its ability to provide clients with service parts operational excellence and I am delighted that we have the opportunity to expand our relationship with General Motors Europe through the formation of this joint venture, ” said Dave Hoffman, President of Caterpillar Logistics EAME Region.

"We are confident that teaming up with Cat Logistics will take our European logistics performance to a new level, providing an even more reliable service to our retailers and customers. The joint venture will make a significant contribution towards improving our overall competitiveness in Europe," said Jonathan Browning, Vice President Sales, Marketing and Aftersales of General Motors Europe.

The 150,000 m² Bochum, Germany facility currently stores over 100,000 different parts and components, and will have responsibility for replenishing 11 European Parts Distribution Centers as well as providing parts to non-European customers. Around 2,500 German, Swiss and Austrian customers will be served from the 120,000 m² facility at Rüsselsheim, Germany. The 15,000 m² parts distribution centre in Rome, Italy will continue to serve the 400 Italian and Greek customers.

About Caterpillar Logistics Services, Inc.
Caterpillar Logistics Services, Inc. provides world-class supply chain solutions and services to its parent company, Caterpillar Inc., and more than 50 other leading corporations throughout the world. Headquartered in Morton, Illinois, Caterpillar Logistics operates more than 100 offices and facilities in 25 countries on six continents. Caterpillar Logistics provides its full service capabilities to companies in market sectors, which include automotive service parts, industrial service parts, consumer durables, technology and electronics, manufacturing logistics, and aerospace service parts. More information is available at www.catlogistics.com.

About Caterpillar Inc.
For 80 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2004 sales and revenues of $30.25 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com

About General Motors Europe
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the global industry sales leader since 1931. Founded in 1908, GM today employs about 317,000 people around the world. It has manufacturing operations in 32 countries and its vehicles are sold in 200 countries. In 2004, GM sold nearly 9 million cars and trucks globally, up 4 percent and the second-highest total in the company’s history. In Europe, GM sells its Opel, Vauxhall, Saab, Chevrolet, Cadillac, Corvette and Hummer ranges in over 30 markets. It operates 11 production and assembly facilities in eight countries and employs around 60,000 people.

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,”“anticipates,”“intends,”“plans,”“believes,”“seeks,”“will,” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company’s products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company’s filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2004. We do not undertake to update our forward-looking statements.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 19, 2005	By:	/s/James B. Buda

James B. Buda
Vice President